BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC
FIRST TENNESSEE BUILDING
165 MADISON AVENUE
SUITE 2000
MEMPHIS, TENNESSEE 38103

(901) 526-2000

FACSIMILE
(901) 577-2303

August 28, 2012
Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee 38002

Ladies and Gentlemen:

We have acted as counsel for Wright Medical Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 755,000 shares of the Company's common stock (the "Shares") that are available for issuance pursuant to those certain Inducement Stock Option Grant Agreements (as described in the Registration Statement) (collectively, the “Agreements”) by the Company. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K and the instructions to Form S-8.

We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
On the basis of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2.
The Shares that may be issued and sold from time to time in accordance with the Agreements will, when issued, sold and paid for in accordance with the Agreements, be validly issued, fully paid and non-assessable.

Our opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A.
The foregoing opinion is limited to the corporate laws of the State of Delaware, and we are not expressing any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matters as to which our opinions is expressed herein would be governed by any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

B.
The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC
By: /s/ Richard F. Mattern
Richard F. Mattern
Authorized Representative